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                                  EXHIBIT 99.1


            CADENCE COMPLETES ACQUISITION OF CADMOS DESIGN TECHNOLOGY

         SAN JOSE, Calif. - March 2, 2001 - Cadence Design Systems, Inc. (NYSE:
CDN), the world's leading supplier of electronic design products and services, today announced the completion of its acquisition of CadMOS Design Technology, Inc., a privately held design tools firm headquartered in San Jose, Calif.

         "Adding CadMOS to the Cadence(R) team will allow us to provide tools that substantially improve yield, performance, and predictability," said Lavi Lev, senior vice president of Cadence IC Solutions Business. "We will continue to sell the CadMOS product line as a standalone verification solution. And, we'll integrate CadMOS technology into our front- and back-end SP&R solutions and into our Assura(TM) physical verification and extraction tool suite."

         CadMOS noise-analysis solutions help designers as they migrate to ultra-deep sub-micron (UDSM) processes. The solutions are targeted at both digital and mixed-signal designer working in microprocessors, DRAMs, mixed-signal SOC, and ASICs.

         ABOUT CADENCE

         Cadence is the largest supplier of electronic design automation products, methodology services, and design services used to accelerate and manage the design of semiconductors, computer systems, networking and telecommunications equipment, consumer electronics, and a variety of other electronics-based products. With approximately 5,400 employees and 2000 revenues of approximately $1.3 billion, Cadence has sales offices, design centers, and research facilities around the world. The Company is headquartered in San Jose, Calif. and traded on the New York Stock Exchange under the symbol CDN. More information about the company, its products and services may be obtained from the World Wide Web at WWW.CADENCE.COM.

Cadence and the Cadence logo are registered trademarks, and Assura is a trademark of Cadence Design Systems, Inc. All other trademarks are the property of their respective owners.

CONTACT:

Cadence Design Systems, Inc., San Jose
Valerie Smith, 408/428-5795
vsmith@cadence.com